EXHIBIT 99.1

World Airways Provides Update on
Exchange Offer and Financial Guidance

Friday October 3, 8:56 am ET

PEACHTREE CITY, Ga., Oct. 3 /PRNewswire-FirstCall/ — World Airways, Inc. (Nasdaq: WLDA — News) today announced that over the prior 10 business days, the Company had informal discussions with four major debenture holders about the terms of the exchange offer, in light of the Company’s revised financial guidance issued on September 17, 2003. These discussions were held under confidentiality agreements that expired yesterday. The Company did not reach any agreement with these debenture holders with respect to the terms of an exchange offer that might be acceptable, and none of these debenture holders has yet indicated to the Company whether it would tender existing debentures under the existing terms.

Three of the four holders have agreed to extend the confidentiality agreements through October 9, 2003, and the Company intends to continue discussions with them concerning the terms of a possible revised exchange offer.

During these discussions, the Company provided certain additional information concerning its financial outlook for the third quarter and fiscal 2003 to these holders. Consequently, the Company is providing the following additional guidance:

•	The Company anticipates third quarter operating income of $8 to $9 million and confirms its previous guidance of $25 to $30 million for the year 2003;

•	The Company anticipates AMC revenues for 2003 in the range of $300 to $350 million;

•	The Company anticipates cash and cash equivalents in the range of $23 to $25 million at the end of the third quarter, which includes $5 million from a loan supported by spare parts;

•	The Company expects to pay income taxes in the range of $4.5 to $5.5 million for 2003.

As of the close of business on October 1, 2003, $4.8 million aggregate principal amount of existing debentures, representing 11.9% of the existing debentures outstanding, had been tendered.

Utilizing a well-maintained fleet of international range, wide-body aircraft, World Airways, Inc. has an enviable record of safety, reliability and customer service spanning more than 55 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways, Inc. meets the needs of businesses and governments around the globe. For more information, visit the Company’s website at www.worldair.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of, the Company in this release.

World Airways, Inc. filed a registration statement, including a prospectus and other related materials, with the Securities and Exchange Commission in connection with the exchange offer. The Company urges holders of existing debentures to read these documents and any amendments and supplements when they become available because they contain important information about World Airways and the exchange offer. These documents may be obtained free of charge at the SEC’s website at www.sec.gov. Exchange offer materials may also be obtained free of charge from MacKenzie Partners, Inc., the information agent for the exchange offer, by calling (800) 322-2885.